Exhibit 99

         OMI Corporation Announces 2003 Third Quarter Results


    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 21, 2003--OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income for the third quarter ended September 30, 2003 of $ 10,772,000 or $0.14 basic and diluted earnings per share ("EPS") for the third quarter 2003 compared to net income of $2,654,000 or $0.04 basic and diluted EPS for the third quarter 2002.
    For the nine months ended September 30, 2003, net income was $61,940,000 or $0.80 basic and diluted EPS compared to net income of $4,863,000 or $0.07 basic and diluted EPS for the nine months ended September 30, 2002.
    Revenue of $72,204,000 for the three months ended September 30, 2003 increased $25,496,000 or 55 percent compared to revenue of $46,708,000 for the three months ended September 30, 2002. Revenue of $233,915,000 for the nine months ended September 30, 2003 increased $94,672,000 or 68 percent compared to revenue of $139,243,000 for the nine months ended September 30, 2002.
    The following table is a reconciliation of Net income to Net income without gains and losses on dispositions for the three and nine months ended September 30, 2003 compared to the three and nine months ended September 30, 2002:




                                       For The Three     For The Nine
                                       Months Ended      Months Ended
                                       September 30,     September 30,

(In thousands, except per share data)   2003    2002     2003    2002
                                      -------  ------  -------  ------
Net income                           $10,772  $2,654  $61,940  $4,863

Add (Subtract):
Loss on writedown/disposal of assets   7,558       -   10,773     289
Gain/ loss on disposal of investments   (618)      -     (618)    547
                                      -------  ------  -------  ------
  Total                                6,940       -   10,155     836
                                      -------  ------  -------  ------

Net income without gains
 and losses on dispositions          $17,712  $2,654  $72,095  $5,699
                                      =======  ======  =======  ======

Basic EPS:
-------------------------------------
Net income                           $  0.14  $ 0.04  $  0.80  $ 0.07
Gains/Losses on writedown/disposal      0.09       -     0.13    0.01
Basic earnings per share without gains
--------------------------------------------- ------- -------- -------
 and losses on dispositions          $  0.23  $ 0.04  $  0.93  $ 0.08
                                      =======  ======  =======  ======

Note: Net income without gains and losses on dispositions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While Net income without gains and losses on dispositions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without gains and losses on dispositions should not be considered an alternative to net income or other measurements under generally accepted accounting principles.



    On October 16, 2003, OMI agreed to sell a 1989 built single hull product carrier. The vessel will be delivered in November 2003 and will result in a loss of approximately $3,500,000 or $0.04 loss per share, which will be recognized in the fourth quarter.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "We were satisfied with the results of the third quarter. Tanker markets were considerably stronger than the typical third quarter and our results remained satisfactory due to our mix of time charters and spot market business.
    "Our focus remains modernization and conservative growth. During the quarter and since, we have acquired two 2000 built Suezmaxes and ordered one additional product carrier, while shedding three single hulled product carriers. Twenty eight of our vessels are double hulled, with six more to be delivered to us beginning in March 2004. We continue to grow in a conservative manner while maintaining significant upside leverage, as five of the six new vessels on order are time chartered for five years at profitable base rates with profit sharing above the bases."

    RECENT ACTIVITIES

    Highlighted below are the third quarter and our most recent fourth quarter 2003 activities:

    -- In 2003, time charter equivalent ("TCE") rates for OMI's Suezmax fleet and product carrier fleet have shown significant improvement over the comparable third quarter and year to date ("YTD") 2002 periods. Improvement in average spot rates began in the fourth quarter 2002 and continued in the first half of 2003. During the third quarter of 2003 rates were stronger than last year. The fourth quarter 2003 rates thus far remain higher than the start of the fourth quarter last year.

    -- TCE revenue (voyage revenue less voyage expenses from vessels operating in the spot market) is used for TCE rate calculations as a measure of analyzing fluctuations in voyage revenue between financial periods and as a method of equating revenue generated from a voyage charter to time charter revenue. The following table reflects the improvement in average daily TCE rates earned in the spot market during the third quarter 2003 and YTD 2003 as compared to the same periods in 2002:




      Major Vessel      3rd Qtr. 3rd Qtr.   %    YTD      YTD     %
   Categories on Spot      2003    2002  Change  2003     2002 Change
 ---------------------- ---------------------- -------- --------------
 Suezmax Tankers        $19,145 $12,539    53% $33,424  $15,043   122%
 Product Carriers       $10,920  $8,101    35% $13,336   $8,218    62%
 ---------------------- ---------------------- -------- --------------


    -- During October 2003, OMI negotiated a one year extension on time charters at a fixed rate for two product carriers (which are currently receiving base rate plus profit sharing). The charters will now expire in April and July 2005.

    -- During September and October 2003, OMI exercised options for its fifth and sixth 37,000 dwt 1A ice-class product carriers. Four of the six ships (three with five-year time charters) are scheduled to be delivered in 2004 and the two ships just ordered (both with five-year time charters) are scheduled to be delivered in 2005.

    -- During September 2003, OMI agreed to sell two single-hull product carriers built in 1989 and 1990. A loss on disposal of these vessels of $7,558,000 ($0.10 loss per share) was recognized during the third quarter.

    -- During August 2003, OMI purchased two 2000 built double-hull Suezmax tankers for an aggregate of $98,500,000. OMI issued two million shares of OMI common stock at $6.00 per share (valued at $12,000,000) and paid $86,500,000 in cash, of which $68,775,000 was financed by bank loans.

    --  During July 2003, we took delivery of a 70,362 deadweight
        ("dwt") newbuilding, the TAMAR, which began a five-year time charter upon delivery.

    Time Charter Equivalent Revenue

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. TCE revenue comprises time charter revenue ("TC revenue") and voyage revenue less voyage expenses from vessels operating in the spot market. TC revenue is revenue earned by vessels under contract for a specific period in time with duration usually greater than one year. The Company earned TCE revenue of $59,828,000 for the three months and $197,688,000 for the nine months ended September 30, 2003. During the third quarter 2003, 57 percent or $34,304,000 of OMI's TCE revenue was earned by vessels operating on long-term time charters and 44 percent or $87,145,000 of OMI's TCE revenue was earned by long-term time charters for the nine months ended September 30, 2003. The TC revenue earned was $9,847,000 and $19,165,000 higher in the three and nine month periods ended September 30, 2003, respectively, compared to the respective 2002 periods; however, the percent of TC revenue to total TCE revenue declined in 2003 from 64 percent for the third quarter 2002 and 59 percent for the nine months ended September 30, 2002 because the spot market was stronger in 2003. There was an increase of 89 percent or $12,024,000 in TCE revenue earned in the spot market during the three months and 139 percent or $64,213,000 during the nine months ended September 30, 2003 compared to the three and nine months ended September 30, 2002.
    Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture earnings upswings in rising spot markets with the Suezmax tanker fleet, certain of our product carriers, Panamaxes, ULCC and from profit sharing arrangements (five of the product carriers on time charter). Currently 21 of our 36 vessels operate on time charters. However, the majority of our tonnage (approximately 71 percent), including all of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of increases in rates. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. In 2004 and 2005, an aggregate of five vessels with profit sharing arrangements will be delivered. These profit sharing arrangements enable us to take advantage of upturns in the markets while protecting our downside.
    The following table compares TC revenue earned for the three and nine months ended September 30, 2003 to the three and nine months ended September 30, 2002 in thousands of dollars and as a percent of Total TCE revenue in each of the 2003 and 2002 periods:




              For The Three Months          For The Nine Months
               Ended September 30,     Net  Ended September 30,   Net
TC Revenue           2003     2002   Change    2003     2002   Change
                   -------  ------- -------  -------  ------- --------
Crude oil Fleet   $ 2,962  $ 2,987  $  (25) $ 8,840  $ 8,817  $    23
Product Carrier
 Fleet             31,342   21,470   9,872   78,305   59,163   19,142
                   -------  -------  ------  -------  -------  -------
Total             $34,304  $24,457  $9,847  $87,145  $67,980  $19,165
                   =======  =======  ======  =======  =======  =======

% of TC Revenue to
 Total TCE Revenue     57%      64%              44%      59%



    The following table compares spot revenue earned for the three and nine months ended September 30, 2003 to the three and nine months ended September 30, 2002 in dollars and as a percent increase in spot revenue in 2003:




               For The Three Months          For The Nine Months
               Ended September 30,   Net     Ended September 30, Net
                   2003     2002   Change      2003     2002   Change
                 -------  ------- --------  --------  ------- --------
TCE Spot Revenue
 for Operating
 Fleet
Crude oil Fleet $21,511  $ 9,455  $12,056  $ 93,094  $32,993  $60,101
Product Carrier
 Fleet            4,031    4,063      (32)   17,478   13,366    4,112
                 -------  -------  -------  --------  -------  -------
Total           $25,542  $13,518  $12,024  $110,572  $46,359  $64,213
                 =======  =======  =======  ========  =======  =======
% increase in
 spot revenue in
 2003                                  89%                        139%


    Contracted time charter revenue has increased approximately $60 million since the second quarter 2003 primarily as a result of new vessels ordered and extensions on current time charters. The schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $8.4 million earned by five vessels for the nine months ended September 30, 2003 and $4.4 million for profit sharing earned by five vessels is included for 2002 Actual. Projected requirements for off hire relating to drydock are included. The following chart reflects our contracted time charter revenue through 2007 and highlights the recent increases to contracted time charter revenue as a result of the two new five year time charters for the two options exercised for product carriers beginning in 2005 and one year extensions for two product carriers to 2005.



                                                  2000   2001   2002
                                                 Actual Actual Actual
                                                 ------ ------ ------
 (In millions)
 TC Revenue                                      $16.3  $43.5  $90.4
 Number of Vessels (a)                             5     14     17



                         2003      2004     2005     2006     2007
                       -------   -------   ------   ------   ------
 (In millions)
 TC Revenue            $115.2    $109.0    $60.7    $43.4    $33.8
 Number of Vessels (a)   21   (b)  16   (c) 11   (d)  7   (e)  7   (f)


(a) Number of vessels at the end of each year.

(b) During 2003, four newbuildings began time charters.

(c) 24 vessels operate on time charters during 2004 (including three vessels that will begin time charters upon delivery); assuming no extensions, 8 vessels complete time charter contracts during the year.
(d) 18 vessels operate on time charters during 2005;
    assuming no extensions, 7 vessels complete time charters.

(e) 11 vessels operate on time charters during 2006; assuming no extensions, 4 vessels complete time charters.

(f) Two of the vessels will complete their time charters in 2008, three in 2009 and two in 2010.

Note: TC revenue is the amount contracted to date in the table above and does not include projections other than for expected delivery dates of newbuildings and off-hire relating to drydock. We intend to time charter the vessels which have time charters expiring 2004-2007 at opportunistic times.



    Capital Expenditures

    2003 Drydocks

    We anticipate drydocking up to three vessels during the fourth quarter of 2003 (certain drydocks, however, may not be performed until 2004) for an estimated aggregate cost of $1,530,000, and the vessels will incur approximately 59 off-hire days. The following is a breakdown of the estimated drydock cost (in thousands) for the fourth quarter of 2003 and allocation of off-hire days by vessel type and charter type (Spot or TC):



                               Number of Days               Cost
                               --------------               ----
Clean:
------
Handymax and Handysize-TC                44               $1,080

Crude:
------
Handysize-TC                             15                  450
                                        ---                  ---

Total                                    59               $1,530
                                        ====              =======



    Capital Expenditures for Vessel Acquisitions

    OMI has commitments to purchase six handysize ice class 1A product carriers currently under construction with contract costs aggregating $169,610,000. In 2004, we will take delivery of four vessels and in 2005 we will take delivery of the remaining two sister-ships. Five of the vessels will begin five year time charters upon delivery. Construction and delivery payments will aggregate approximate $149,874,000; $11,294,000 to be paid in the remaining fourth quarter 2003, $90,087,000 to be paid in 2004, which includes the delivery of four vessels, and $48,493,000 to be paid in 2005 which includes the delivery of two vessel). Bank financing will provide most of the amounts to be paid.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The strong tanker market in the first half of 2003 softened early in the summer normally as expected, but recovered toward the end of August and the average TCE for Suezmax tankers in the West Africa to U.S. trade in the third quarter of 2003 was below the preceding quarter but above the TCE prevailing in the same period a year ago. It should be noted that the average TCE for Suezmax tankers in the West Africa to U.S. trade in the three quarters of 2003 was the second highest for this period since 1990. This was the result of several factors which more than offset an increase in the world tanker fleet - higher world oil demand due to improving world economic activity, substitution of oil for gas in the U.S. due to the tight natural gas market, higher oil consumption by Japanese utilities caused by problems with their nuclear power plants, and more long-haul Middle East OPEC oil replacing the loss of Iraqi oil production and the persistent shortfall of oil production in Venezuela, at a time of low oil inventory levels.
    The world tanker fleet totaled 288.8 million dwt at the end of the third quarter 2003, up by 9.2 million dwt or 3.3% from the year-end 2002 level. The tanker orderbook totaled about 76.2 million dwt, or 26.4% of the existing fleet at the end of September 2003. Approximately 8.0 million dwt are for delivery in the balance of 2003,
26.4 million dwt in 2004, 29.8 million dwt in 2005 and most of the balance in 2006. The tanker orderbook includes 83 Suezmaxes of about
13.0 million dwt or 34.9% of the existing internationally trading Suezmax tanker fleet.
    The accelerated phase-out of single-hull tankers due to new European Union regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of September 2003, approximately 45.4 million dwt or 15.7% of the total tanker fleet was 20 or more years old, including 18.0 million dwt or 6.2% of the fleet which was 25 or more years old. Furthermore, 22 Suezmaxes were 20 or more years old, including 13 which were 25 or more years old.
    Tanker sales for scrap and for Floating Storage Offloading conversion continue at a high rate and totaled about 16.1 million dwt through September 2003, or an annual rate of 21.5 million dwt. These scrappings include seven Suezmaxes and 28 VLCCs. Tanker scrappings are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.
    As a result of the sinking off Spain of the 26 year old Aframax tanker Prestige last fall and the extensive pollution of a substantial portion of the Spanish coast, the Council of Ministries and the European Parliament have adopted the following tanker regulations:

    -- To ban from European ports single-hull tankers carrying heavy fuel oil, heavy crude oil, bitumen and tar.To accelerate the phase-out of single-hull tankers, prior to the timetable set forth in the April 2001 IMO regulation. This means that, single hull tankers without segregated ballast tanks which are 20,000 dwt and over and carry crude oil, fuel oil, heavy diesel oil or lubricating oil as cargo, and 30,000 dwt and over carrying other than the above will be banned from European Union ("EU") ports when they are 23 years old, beginning in 2003, or in 2005 at the latest. Single hull tankers of the size specified above with segregated ballast tanks and tankers 5,000 dwt and over but less than that specified above will be banned from EU trades by 2010.

    -- Tankers with only double sides or double bottoms will be allowed to operate in European ports after 2010 but not beyond the anniversary of the date of delivery of the ship in 2015 or the date on which the vessel reaches 25 years, whichever is the earlier date.

    -- Finally, the new regulations mandate that all single-hull tankers shall comply with the Condition Assessment Scheme
        (CAS) from the age of 15 years, beginning in 2005. The CAS will be carried out every two and a half years through stringent inspections specifically developed to detect structural weaknesses of tankers.

    These new regulations entered into force on October 21 this year. In addition, the Maritime Environment Protection Committee of IMO is to meet in December 2003 to consider the adoption of these regulations. At the end of September 2003, there were 120 million dwt tankers or 41.6% of the total tanker fleet, which will be affected by these regulations.

    Product Tanker Overview

    After a strong freight rate environment in the product tanker market in the first half of 2003, the average TCE for handysize product tankers in the Caribbean fell seasonally early in the summer, but recovered toward the end of July and in the third quarter 2003 was about 45% higher than the same period of last year. The improvement was the result of an increasing world oil demand and low oil inventories in the Atlantic basin that resulted in increased long-haul voyages of product tankers, notwithstanding a substantial increase of the world product tanker fleet.
    The world product tanker fleet totaled about 51.7 million dwt at the end of the third quarter 2003, up by about 5.7% from the year-end 2002 level. The product tanker orderbook for delivery over the next few years totals about 20.6 million dwt, or about 39.8% of the existing product tanker fleet at the end of September 2003. Approximately 2.9 million dwt are for delivery in the balance of 2003,
8.2 million dwt in 2004, 7.2 million dwt in 2005 and the balance in 2006. At the end of September 2003, 11.7 million dwt or 22.6% of the existing fleet was 20 or more years old. It seems that the product tanker fleet will grow substantially, given the high orderbook for delivery in the next few years, unless scrappings accelerate.
    In the foreseeable future, higher world oil demand in the winter months, as is usually the case, combined with low commercial oil inventories, political instability in short-haul oil producers Venezuela and Nigeria and stricter tanker regulations in the European Union, which are expected to accelerate the phase out of single hull tankers and bring changes in chartering policies, are expected to support the tanker market. In the longer term, given the high tanker orderbook, tanker rates will depend on the level of world economic activity and oil demand growth as well as the total amount of tanker scrapings.

    FLEET REPORT

    OMI's fleet currently comprises 36 vessels aggregating approximately 3.0 million dwt, consisting of ten Suezmaxes, including two chartered-in, three Panamax tankers carrying crude oil, 20 handysize, handymax and Panamax product carriers, (excluding three vessels, one product carrier to be disposed of in October and two in November 2003 and one chartered-in vessel that is to be redelivered October 24, 2003), two handysize crude oil tankers and one ultra large crude carrier ("ULCC").
    During 2003, OMI acquired six vessels. In January and March we took delivery of two handymax newbuildings, the MOSELLE and the ROSETTA. In April and July we took delivery of two Panamax newbuildings the OTTAWA and TAMAR. In August we acquired two 2000 built Suezmax tankers the POTOMAC and HUDSON. Currently there are two vessels chartered-in; the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006.
    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(A)" in the table) and vessels to be acquired:



                                        Year                 Charter
Name of Vessel                Type of   Built Hull     Dwt  Expiration
                               Vessel
----------------------------------------------------------------------
CRUDE OIL FLEET:
--------------------------------------
SETTEBELLO                   ULCC        1986   SH  322,466       SPOT
SOMJIN                       Suezmax     2001   DH  160,183       SPOT
DELAWARE                     Suezmax     2002   DH  159,452       SPOT
DAKOTA                       Suezmax     2002   DH  159,435       SPOT
SACRAMENTO                   Suezmax     1998   DH  157,411       SPOT
PECOS                        Suezmax     1998   DH  157,406       SPOT
SABINE                       Suezmax     1998   DH  157,332       SPOT
OLIVER JACOB (A)             Suezmax     1999   DH  157,327       SPOT
MAX JACOB (A)                Suezmax     2000   DH  157,327       SPOT
HUDSON                       Suezmax     2000   DH  159,999       SPOT
POTOMAC                      Suezmax     2000   DH  159,999       SPOT
ELBE                         Panamax     1984   SH   66,800       SPOT
NILE                         Panamax     1981   SH   65,755       SPOT
VOLGA                        Panamax     1981   SH   65,689       SPOT
TANDJUNG AYU                 Handysize   1993   DS   36,362     May-05
BANDAR AYU                   Handysize   1993   DS   36,345     Jul-05
                                                  ----------
                                                  2,179,288
                                                  ----------
CLEAN FLEET (B):
-----------------------------
OTTAWA                       Panamax     2003   DH   70,297     Apr-08
TAMAR                        Panamax     2003   DH   70,362     Jul-08
NECHES                       Handymax    2000   DH   47,052     Sep-04
SAN JACINTO                  Handymax    2002   DH   47,038     Mar-05
MOSELLE                      Handymax    2003   DH   47,037     Jan-06
GUADALUPE                    Handymax    2000   DH   47,037     Nov-04
AMAZON                       Handymax    2002   DH   47,037     Jan-05
ROSETTA                      Handymax    2003   DH   47,015     Mar-06
ORONTES                      Handysize   2002   DH   37,383     Mar-05
OHIO                         Handysize   2001   DH   37,278     Dec-04
ASHLEY                       Handysize   2001   DH   37,270     Nov-04
MARNE                        Handysize   2001   DH   37,230     Sep-04
TRINITY                      Handysize   2000   DH   35,834     Oct-06
MADISON                      Handysize   2000   DH   35,828     Sep-06
RHONE                        Handysize   2000   DH   35,775     Apr-04
CHARENTE                     Handysize   2001   DH   35,751     Sep-04
ISERE                        Handysize   1999   DH   35,438     Sep-04
SEINE                        Handysize   1999   DH   35,407     Jul-04
SHANNON                      Handysize   1991   SH   29,999       SPOT
ALMA                         Handysize   1988   SH   29,996     Jul-04
                                                  ----------
                                                    846,064
                                                  ----------
Total Current Fleet                               3,025,352
                                                  ----------

(B) The Clean Fleet does not include three product carriers, to be disposed of in October 2003 and November 2003 in addition to the product carrier chartered for one year that will be redelivered on October 24, 2003.

Note: "DH" is double hull, "SH" is single hulled and "DS" is double sided.





Vessels to be Acquired:
                           Type of  Date To                   Charter
                                       Be
Name of Vessel             Vessel  Delivered Hull    Dwt    Expiration
-------------------------------------------- ---- --------------------

Vessels Under Construction:

LOIRE                     Handysize   Mar-04   DH    37,000     Mar-09
GARONNE                   Handysize   Apr-04   DH    37,000     Apr-09
SAONE                     Handysize   Aug-04   DH    37,000     Aug-09
GANGES                    Handysize   Nov-04   DH    37,000       SPOT
FOX                       Handysize   Jun-05   DH    37,000     Jun-10
TBA                       Handysize   Aug-05   DH    37,000     Aug-10
                                                  ----------
Total Vessels to be Acquired                        222,000
                                                  ----------

Total with Vessels to be Acquired                 3,247,352
                                                  ==========

Note: "DH" is double hull, "SH" is single hulled and "DS" is double sided.



    FINANCIAL INFORMATION

    RESULTS

    The following table summarizes OMI Corporation's results of operations for the three and nine months ended September 30, 2003 compared to the three and nine months ended September 30, 2002.




RESULTS OF OPERATIONS
---------------------------------------------------


                            For The Three Months   For The Nine Months
(In thousands, except per    Ended September 30,   Ended September 30,
 share data)
 (Unaudited)                   2003        2002      2003      2002
                          --------------- -------- --------- ---------
Voyage revenues                  $72,196  $46,663  $233,790  $139,149
Voyage expenses                   12,368    8,698    36,102    24,810
                          --------------- -------- --------- ---------
Time charter equivalent
 revenue                          59,828   37,965   197,688   114,339
Other revenue                          8       45       125        94
Vessel expenses and
 charter hire expense             19,680   15,392    58,797    50,545
Depreciation and
 amortization                     13,524   11,074    37,958    31,714
General and administrative
  expenses                         3,387    3,701    11,914    10,280
Loss on writedown/disposal
 assets (1)                        7,558        -    10,773       289
                          --------------- -------- --------- ---------
Operating income                  15,687    7,843    78,371    21,605
                          --------------- -------- --------- ---------

Interest expense                  (5,613)  (6,417)  (17,315)  (18,150)
Interest income                       80      129       266       549
Gain (loss) on disposal of
 investments  (2)                    618        -       618      (547)
Benefit for income taxes
 (3)                                   -    1,099         -     1,406
                          --------------- -------- --------- ---------
Net  income                      $10,772  $ 2,654  $ 61,940  $  4,863
                          =============== ======== ========= =========


Basic earnings  per share        $  0.14  $  0.04  $   0.80  $   0.07
Diluted  earnings  per
 share                           $  0.14  $  0.04  $   0.80  $   0.07

Weighted average shares
 outstanding-basic                78,151   70,279    77,283    70,269
Weighted average shares
 outstanding-diluted              78,445   70,475    77,778    70,475


(1) The third quarter 2003 loss on disposal of $7,558,000 resulted from the writedown to the net realizable value of two product carriers built in 1989 and 1991, which are to be delivered in the fourth quarter of 2003. The loss of $10,773,000 for the nine month period in 2003 resulted from the third quarter disposals in addition to the sale of two 1984 built product carriers in the second quarter of 2003. The 2002 loss on disposal of $289,000 resulted from the loss on disposal of a 1988 built product carrier, which was sold in April 2002.

(2) The 2003 gain on disposal of investments relates primarily to the final settlement of accounts for an investment that was dissolved in prior years. The 2002 net loss on disposal of investments resulted primarily from the writedown of two investments offset partially by the gain from the sale of a marketable security.

(3) The 2002 Benefit for income taxes represents a reversal of an accrual for taxes provided for at the time of the spin-off in 1998. All tax years through the time of the spin-off of the Company in 1998 have been closed.



    TCE revenue, which is voyage revenue less voyage expenses and time charter revenue, of $59,828,000 increased $21,863,000 for the three months ended September 30, 2003 from $37,965,000 earned for the three months ended September 30, 2002. Increases in TCE revenue during the third quarter of 2003 compared to the third quarter of 2002 were attributed primarily to the improvement in spot rates in 2003, in addition to increases resulting from more operating days for six vessels acquired in 2003, five vessels acquired during 2002 and one vessel chartered-in during 2002. The total fleet net increase in operating or TCE revenue earning days was 495 days, 679 days for vessels acquired offset by 184 days for two vessels sold in the second quarter of 2003 (252 days for the Clean Fleet and 243 days for the Crude Oil Fleet) during the third quarter 2003 compared to the third quarter 2002.




                 More (Less) Operating Days in 2003
                 -----------------------------------------

                               YTD          Quarter
                            --------- --------------------
                 Crude:
                 Suezmax         604                  243

                 Product
                  Cariers:
                 On TC           972                  436
                 On Spot        (140)                (184)
                            --------- --------------------
                                 832                  252
                            --------- --------------------

                 Total         1,436                  495
                            --------- --------------------



    TCE revenue of $197,688,000 increased $83,349,000 for the nine months ended September 30, 2003 from $114,339,000 earned for the nine months ended September 30, 2002. The total fleet net increase in operating or TCE revenue earning days was 1,436 days, 1,670 for vessels acquired offset by 234 days for vessels sold (832 days for the Clean Fleet and 604 days for the Crude Oil Fleet) during the nine months ended September 30, 2003 compared to the same period in 2002. Increases in TCE revenue during the 2003 periods compared to the 2002 periods are the same explanations as the quarter and are explained in more detail as follows:

    -- the Suezmax fleet by $8,612,000 for the three months and $49,325,000 for the nine months ended September 30, 2003. Increases in TCE revenue in this fleet resulted from revenue earned by two vessels acquired in the fourth quarter 2002 and two vessels acquired in August 2003 aggregating 243 more operating days in the third quarter and 604 more days for the nine months ended September 30, 2003. Additionally, average daily TCE's increased from $12,539 per day for the third quarter 2002 to $19,145 per day in 2003. The average daily TCE for the nine months ended September 30, 2002 was $15,043 compared to the nine months ended September 30, 2003 average of $33,424 per day.

    -- the product carriers operating on time charters by $9,872,000 for the three months and $19,142,000 for the nine months ended September 30, 2003, resulting from 436 more operating days in the third quarter of 2003 and 972 more operating days for the nine months ended September 30, 2003 compared to the 2002 periods. Increased operating days were attributed to the delivery of four newbuildings in January, March, April and July 2003, more operating days from the three newbuildings delivered January and March 2002 and additional days from the chartered in product carrier that began a time charter in April 2003.

    -- the Panamax vessels by $1,276,000 for the three months and $6,105,000 for the nine months ended September 30, 2003 because of the improvement in spot rates which averaged $14,347 per day in the third quarter of 2003 and $19,071 per day for the nine months ended September 30, 2003 compared to $9,855 per day for the third quarter 2002 and $11,438 per day for the nine months ended September 30, 2002.

    -- the average daily TCE for product carriers operating in the spot market increased from $8,101 to $10,920 per day average third quarter 2003. The average daily TCE for the nine months ended September 30, 2002 was $8,218 compared to the nine months ended September 30, 2003 average of $12,396 per day. Although the average daily rates increased in both 2003 periods compared to the 2002 periods because of increase in spot rates, TCE revenue declined in the third quarter 2003 (184 less operating days during the third quarter 2003) as a result of the sale of two vessels in the second quarter 2003. TCE revenue increased $4,112,000 for the nine months ended September 30, 2003 because of higher rates earned by our vessels, which was offset by 234 less operating days in the 2003 period.

    -- the ULCC TCE revenues by $2,168,000 for the three months and $4,671,000 for the nine months ended September 30, 2003 because the vessel earned time charter revenue from a short-term time charter that ended May 2003 and began operating in the spot market after that and averaged $22,168 per day in the third quarter 2003 and $14,978 per day for the nine months ended September 30, 2003 compared to losses during the three and nine months ended September 30, 2002 due to the significant amount of days the vessel was unemployed.

    Vessel expenses and charter hire expense increased $4,288,000 for the three months and $8,252,000 for the nine months ended September 30, 2003. Vessel expenses increased $3,241,000 for the three months and $4,089,000 for the nine months ended September 30, 2003 primarily as a result of additional expenses for vessels acquired. Charter hire expense increased $1,047,000 for the three months and $4,163,000 for the nine months ended September 30, 2003 primarily as a result of a product carrier chartered in during October 2002, in addition to increased charter hire expense for the vessel chartered-in during June 2002 after the sale leaseback. Depreciation and amortization expense increased $2,450,000 and $6,244,000 during the three and nine months ended September 30, 2003, respectively, because of the acquisition of vessels and amortization for drydock expense for drydocks performed in 2002 and 2003.

    OTHER FINANCIAL INFORMATION

    The following table is OMI's Condensed Balance Sheets as of September 30, 2003 and December 31, 2002:




CONDENSED BALANCE SHEETS
------------------------------------------  September 30, December 31,
(In thousands)                                      2003        2002
                                                  ----------  --------
                                                 (Unaudited)

Cash and cash equivalents                        $   20,884  $ 40,890
Other current assets                                 32,042    27,928
Vessels and other property-net                    1,031,625   864,953
Construction in progress (newbuildings)              20,037    37,857
Vessels held for sale                                15,360         -
Other assets                                         16,452    17,993

                                                ------------ ---------
Total assets                                     $1,136,400  $989,621
                                                  ==========  ========

Current portion of long-term debt (1)            $   21,369  $ 32,602
Other current liabilities                            34,450    28,135
Long-term debt (1)                                  553,655   477,959
Other liabilities                                     9,341    13,103
Total stockholders' equity                          517,585   437,822

                                                ------------ ---------
Total liabilities and stockholders' equity       $1,136,400  $989,621
                                                  ==========  ========

(1) As of September 30, 2003, the available debt undrawn under credit facilities was $78,786,000; currently, approximately $73,000,000 of debt is available.


    The following table is OMI's Condensed Cash Flows for the nine months ended September 30, 2003 and 2002:




CONDENSED CASH FLOWS                     For The Nine Months Ended
---------------------------------------         September 30,
 (In thousands)                             2003      2002    Change
 (Unaudited)                            ---------  -------- ----------


Provided (used) by:
Operating Activities                   $ 113,178  $ 36,686  $  76,492
Investing Activities                    (195,596)  (83,894)  (111,702)
Financing Activities                      62,412    60,828      1,584

                                       --------- -------- ---------
Net (Decrease ) Increase in Cash and
 Cash Equivalents                        (20,006)   13,620    (33,626)
Cash and Cash Equivalents at the
 Beginning of the Year                    40,890    17,730     23,160
                                        ---------  --------  ---------
Cash and Cash Equivalents at the End of
 the Period                            $  20,884  $ 31,350  $ (10,466)
                                        =========  ========  =========



  FINANCIAL ITEMS

    Interest expense during the three months ended September 30, 2003 decreased $804,000 compared to the three months ended September 30, 2002 and decreased $835,000 during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. The decrease was primarily a result of lower average interest rates in both 2003 periods compared to the 2002 periods. Decreased interest rates resulted from declines in interest rate margins resulting from negotiations with banks in 2003 and interest on debt fixed by interest rate swaps. Interest expense was less in 2003 despite the increase in the average outstanding debt for the third quarter 2003 of $77,088,000 from the third quarter 2002 average debt balance of $465,818,000 and increase of $56,120,000 for the nine months ended September 30, 2003 from the 2002 nine month average debt balance of $465,379,000. Debt increased in 2003 due to additional borrowings for acquisitions above that of the repayments from the disposal of vessels.
    The Company currently has approximately $73,000,000 available under two lines of credit.
    The Company's debt to total capitalization at September 30, 2003 was 53 percent and net debt to total capitalization was 52 percent (net debt is total debt less cash and cash equivalents and net capitalization is total debt plus stockholders' equity less cash and cash equivalents).

    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Loss on disposal of assets and General and administrative expenses.
    Crude Oil Fleet-Vessel Operating income increased $9,069,000 for the three months and $52,701,000 for the nine months ended September 30, 2003. The net increase in Vessel Operating Income during 2003 was primarily attributable to an increase in the Suezmax, Panamax and ULCC TCE revenue resulting from improved spot rates in addition to increased earnings for the four Suezmaxes delivered, two in August 2003 and two in September and October 2002.



 BREAKDOWN BY FLEET
----------------------------
In thousands, except daily rates &
 expenses, number of vessels and operating days



                             For The Three Months For The Nine Months
                              Ended September 30,  Ended September 30,

 CRUDE FLEET:                        2003     2002      2003     2002
                                   -------  -------   -------  -------
Suezmaxes:
 TCE revenue                      $15,584  $ 6,972   $73,967  $24,642
  Vessel expenses                   2,920    1,849     8,729    6,365
   Charter hire expense             4,072    4,288    13,023   12,210
   Depreciation and amortization    4,081    2,341    10,651    6,604
                                   -------  -------   -------  -------
   Vessel Operating Income  (Loss)$ 4,511  $(1,506)  $41,564  $  (537)
                                   =======  =======   =======  =======

 Average daily TCE (Spot)         $19,145  $12,539   $33,424  $15,043
 Average daily  vessel  expense
  (3)                             $ 4,628  $ 4,559   $ 5,084  $ 4,868

Average number of vessels for the
 period * (1) ,(2)                    8.9      6.2       8.3      6.1
 Number of  TCE revenue days
  (Spot)                              815      556     2,229    1,638

ULCC:
 TCE revenue                      $ 2,039  $  (129)  $ 4,089  $  (582)
  Vessel expenses                     535      434     1,348    1,617
   Depreciation and amortization      506      507     1,512    1,506
                                   -------  -------   -------  -------
   Vessel Operating Income  (Loss)$   998  $(1,070)  $ 1,229  $(3,705)
                                   =======  =======   =======  =======

 Average daily TCE                $22,168  $(1,397)  $14,978  $(2,131)
 Average daily  vessel  expense
  (3)                             $ 5,815  $ 4,717   $ 4,938  $ 5,923

Average number of vessels for the
 period                                 1        1         1        1
 Number of  TCE revenue days           92       92       273      273

 Panamaxes:
 TCE revenue                      $ 3,888  $ 2,612   $15,038  $ 8,933
  Vessel expenses                   1,654    1,395     5,148    5,017
   Depreciation and amortization    1,442    1,505     4,310    3,934
                                   -------  -------   -------  -------
   Vessel Operating Income  (Loss)$   792  $  (288)  $ 5,580  $   (18)
                                   =======  =======   =======  =======

 Average daily TCE                $14,347  $ 9,855   $19,071  $11,438
 Average daily  vessel  expense
  (3)                             $ 5,993  $ 5,054   $ 6,286  $ 6,126

Average number of vessels for the
 period                                 3        3         3        3
 Number of  TCE revenue days          271      265       788      781

Handysize Crude Oil Carriers-on
 time charter:
 TCE revenue                      $ 2,962  $ 2,987   $ 8,840  $ 8,817
  Vessel expenses                     630      559     1,708    1,754
   Depreciation and amortization      714      714     2,142    2,141
                                   -------  -------   -------  -------
   Vessel Operating Income        $ 1,618  $ 1,714   $ 4,990  $ 4,922
                                   =======  =======   =======  =======

 Average daily TCE                $16,097  $16,231   $16,177  $16,148
 Average daily  vessel  expense
  (3)                             $ 3,424  $ 3,038   $ 3,128  $ 3,212

Average number of vessels for the
 period                                 2        2         2        2
 Number of  TCE revenue days          184      184       546      546

 Total Vessel Operating Income    $ 7,919  $(1,150)  $53,363  $   662
                                   =======  =======   =======  =======

* includes two vessels chartered -in during the periods shown.

(1) In August 2003, two 2000 built Suezmax vessels acquired. In
    September and October 2002, two Suezmax newbuildings were delivered.

(2) In June 2002, a Suezmax vessel previously chartered-in was purchased, and sold in a sale leaseback transaction. The vessel was chartered-in as an operating lease.

(3) Vessel expenses fluctuate based on the timing of Stores and Maintenance and repair ("M & R") expenses when comparing quarters and nine month periods. Vessel expenses for the newer vessels increased in 2003 as a result of low M & R costs for their first year.



    Clean Fleet- Vessel Operating Income increased $6,008,000 for the three months and $15,644,000 for the nine months ended September 30, 2003 over the comparable three and nine months ended September 30, 2002. The increase in Vessel Operating Income for the 2003 third quarter and nine month period was attributable to the increases for both vessels operating in the spot market and for the product carriers operating on time charters (including the increase in profit sharing earned by two vessels in both 2003 periods over the 2002 periods).



 BREAKDOWN BY FLEET
---------------------------------------------------------------
In thousands, except daily rates & expenses, number of vessels and operating days


                             For The Three Months For The Nine Months
                              Ended September 30,  Ended September 30,
 CLEAN FLEET:                   2003      2002        2003       2002
                             -------- --------- ----------- ----------
Products-on spot:
  TCE revenue                 $4,031    $4,063     $17,478    $13,366
  Vessel expenses              1,313     2,206       6,101      7,941
   Charter hire expense            -         -       1,242          -
   Depreciation and
    amortization               1,164     1,603       3,918      4,726
                             -------- --------- ----------- ----------
   Vessel Operating Income    $1,554      $254      $6,217       $699
                             ======== ========= =========== ==========

 Average daily TCE           $10,920    $8,101     $12,396     $8,218
 Average daily  vessel
  expense (1)                 $3,568    $3,996      $4,584     $4,641

Average number of vessels for
   the period (2), (3)  *        4.0       6.0         4.9        6.3
 Number of  TCE revenue days     368       501       1,378      1,625

Products-on time charter:
  TCE Revenue   (4)          $31,342   $21,470     $78,305    $59,163
  Vessel expenses              7,369     4,681      19,673     15,778
   Charter hire expense        1,264         -       2,516          -
   Depreciation and
    amortization               5,521     4,309      15,137     12,532
                             -------- --------- ----------- ----------
   Vessel Operating Income   $17,188   $12,480     $40,979    $30,853
                             ======== ========= =========== ==========

 Average daily TCE           $17,451   $15,558     $16,000    $15,016
 Average daily  vessel
  expense (1)                 $4,274    $3,392      $4,157     $4,004

Average number of vessels
  for the period   (5)*         18.7      15.0        17.3       14.4
 Number of  TCE revenue days   1,805     1,380       4,900      3,941

 Total Vessel Operating
  Income                     $18,742   $12,734     $47,196    $31,552
                             ======== ========= =========== ==========

* includes one vessel chartered -in vessel. The vessel operated in the spot market from October 2002 (delivery date) until March 2003 and then went on time charter.

(1) Vessel expenses fluctuate based on the timing of Stores and M & R expenses when comparing quarters and nine month periods. Vessel expenses for the newer vessels increased in 2003 as a result of low M & R costs for their first year.

(2) In the second quarter of 2003, two vessels were sold. In the second quarter of 2002, one vessel was sold.

(3) A vessel was chartered-in during October 2002 for a one year period.

(4) During the third quarter 2003, OMI recognized profit sharing of approximately $5,598,000 compared to $2,218,000 for the third quarter 2002. During the nine months ended September 30, 2003, OMI recognized profit sharing of approximately $8,431,000 compared to $4,389,000 for the same period in 2002.

(5) In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired. In January and March 2002, two handymax product carriers and one handysize product carrier were acquired.



    Loss on writedown/disposal of assets- Net income for the three and nine months ended September 30, 2003 of $10,772,000 and $61,940,000, respectively, included a loss of $7,558,000 resulting from the writedown to the net realizable value of two product carriers built in 1989 and 1991, which are to be delivered in the fourth quarter of 2003. Net income of $61,940,000 for the nine months ended September 30, 2003 also includes the loss on the disposal of two vessels in the second quarter 2003. Net income of $4,863,000 for the nine months ended September 30, 2002, includes a net loss of $289,000 primarily from the sale of a 1988 product carrier in April 2002.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONFERENCE CALL

    OMI Corporation will hold an earnings presentation on Wednesday, October 22, 2003 at 2:00 p.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on October 22, 2003 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 550343).


    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789